Exhibit 99

Contact:	Victor M. Perez
Tom Green
713-780-9926

TRICO MARINE TO ACQUIRE TWO LARGE NORTH SEA PLATFORM SUPPLY VESSELS

        Houston, Texas (June 7, 2001) Trico Marine Services, Inc. (NASDAQ: TMAR) announced today that it has signed a definitive agreement to acquire two 279-foot platform supply vessels for a cost of approximately $42 million in total payable in Norwegian Kroner. The two state-of-the-art, UT 745 design vessels are currently under construction in Norway and are slated for delivery in April and August 2002. Payment terms for each of the vessels call for payments equal to 20% during construction and 80% upon delivery.

        "The UT 745 vessels, which are equipped with DP2 (dynamic positioning) systems, are among the largest, most technologically-advanced platform supply vessels available in the industry today," said Thomas E. Fairley, President and CEO. "The addition of these two vessels to our fleet enhances Trico's ability to service both the North Sea market and the growing deepwater market worldwide."

        Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities.

        Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors which could affect the Company's financial results are included in the Company's Securities and Exchange Commission filings.

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